EXHIBIT 99.1


TUESDAY NOVEMBER 13, 6:45 PM EASTERN TIME
PRESS RELEASE

                 IMAGING TECHNOLOGIES ACQUIRES SOURCEONE GROUP;
            ACQUISITION TO ADD $40 TO $50 MILLION IN ANNUAL REVENUES


SAN DIEGO,  Nov.  13  /PRNewswire/  --  Imaging  Technologies  Corporation  (OTC
Bulletin Board: ITEC - news) today reported that it has ---- ---- acquired SourceOne Group, Inc., a Virginia-based professional employer organization ( "PEO ").

SourceOne, a regional PEO, provides small to medium-sized businesses with payroll and human resource services. The Company typically takes additional responsibility for providing health and workers' compensation insurance and other benefits programs.

For the six months ended September 30, 2001, SourceOne had revenues of approximately $25 million. SourceOne will be operated as a wholly-owned subsidiary of ITEC.

"This acquisition is an important step in our business plan to focus on office products, systems, and services," said Brian Bonar, CEO of ITEC.

"We have improved our financial performance this year due to the success of our office products and systems business," added Bonar. "The addition of SourceOne will launch our initial entry into the personnel management business. We expect to add value to these services with our expertise in document and color management."

ITEC's business plan has been evolving over the past year. The viability of the ITEC business plan depends upon its ability to leverage its expertise in imaging products and services directed at vertical markets. In order to grow the Company more rapidly, ITEC has identified an opportunity to serve its target markets (small to medium sized businesses) by providing certain administrative services. The PEO industry is large and growing, and offers ITEC a way to leverage its office products and services to a large customer base.

ITEC shareholders and investors are urged to read ITEC's SEC filings on Form 10-Q and 8-K, which will include further details of the SourceOne acquisition.

About Imaging Technologies Corp.

Imaging Technologies Corporation (OTC Bulletin Board: ITEC - news) is a pioneer in the development and distribution of high-quality digital imaging solutions. Founded in 1982 and headquartered in San Diego, California, the Company produces and distributes imaging products for diverse market segments. The Company has developed proprietary software devoted to color management and is an integrator of imaging products and systems. ITEC's SourceOne subsidiary is a professional employer organization providing a variety of personnel and facilities services to small to medium-sized businesses. Information on the Company is available at the ITEC Web site at www.itec.net

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.

For further information, please contact Brian Bonar, Chief Executive Officer of Imaging Technologies Corporation, +1-858-613-1300, bbonar@itec.net.